Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 333-280677) and related Prospectus of United Bankshares, Inc. and subsidiaries for the registration of shares of its common stock and to the incorporation by reference therein of our report dated February 29, 2024, except for the change in operating and reporting segments as described in Note A and for subsequent events as described in Note Y, as to which the date is July 2, 2024, with respect to the consolidated financial statements of United Bankshares, Inc. and subsidiaries included in its Current Report on Form 8-K dated July 2, 2024, and our report dated February 29, 2024, with respect to the effectiveness of internal control over financial reporting of United Bankshares, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2023, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charleston, West Virginia

July 17, 2024